UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 10, 2004

PAVILION BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation) 135 East Maumee Street Adrian, Michigan (Address of principal executive office)	000-30521 (Commission File Number)	38-3088340 (IRS Employer Identification No.) 49221 (Zip Code)

Registrant’s telephone number, including area code: (517) 265-5144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

        On December 10, 2004, Pavilion Bancorp, Inc. issued a press release announcing the appointment of Richard J. DeVies to the Board of Directors and his promotion as the new President and Chief Executive Officer of Pavilion Bancorp, Inc. effective as of December 10, 2004. Mr. DeVries, 49, currently the President and CEO of Bank of Lenawee and Vice President of Pavilion Bancorp, Inc., joined the Company in July of 2003. Mr. DeVries will continue to serve as President and CEO of Bank of Lenawee. Prior to joining Pavilion Bancorp and Bank of Lenawee, Mr. DeVries had over 20 years of senior bank management experience including the positions of Community President at Bank One and was asked to remain on as Community President when Bank One was acquired by Citizens Bank in Ypsilanti, Michigan. A graduate of Central Michigan University, he holds both a B.A. in Marketing and Economics and an MBA in Finance

        There is no arrangement or understanding between Mr. DeVries and any other person pursuant to which he was selected as a director of the Corporation. Mr. DeVries has not been appointed to any committees of the Corporation’s Board of Directors. He may be appointed to serve as a member of a committee in the future, although there are no plans for any such appointment as of the filing of this Form 8-K. Mr. DeVries will continue to remain on the Bank of Lenawee Executive, Asset/Liability and Loan Committees. Except as disclosed below, there have been no transactions since January 1, 2004, nor are there any currently proposed transactions, to which the Corporation or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. DeVries had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

        Mr. DeVries may be a customer of our subsidiaries and may have had transactions with our subsidiaries in the ordinary course of business during 2004. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve an unusual risk of collectibility or present other unfavorable features, and were made in compliance with applicable banking regulations.

Item 9.01(c).   Exhibit

        Press Release Dated December 10, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 10, 2004	PAVILION BANCORP, INC. (Registrant) By: /s/ Pamela S. Fisher —————————————— Pamela S. Fisher Corporate Secretary

EXHIBIT INDEX

99.1	Press Release Dated December 10, 2004.

EXHIBIT 99.1

135 East Maumee Street Adrian, Michigan 49221 pavilionbancorp.com

MEDIA RELEASE

For Immediate Release--December 10, 2004	Contact:	Pam Fisher Corporate Secretary Ph: (517) 266-5054 pfisher@pavilionbancorp.com

Pavilion Bancorp Inc., Names Richard J. DeVries President and CEO

        Adrian, Michigan—The Board of Directors of Pavilion Bancorp Inc., the parent company of the Bank of Lenawee, is pleased to announce that it has appointed Richard J. DeVries to the Board of Directors and promoted him to the position of President and Chief Executive Officer effective Friday, December 10, 2004. The Board position has a term of three years. Mr. Douglas L. Kapnick will remain the Chairman of the Board of Directors.

        Mr. DeVries, 49, was previously a Vice President of Pavilion Bancorp Inc. He will continue to serve as President and CEO of the Bank of Lenawee and will continue to serve on its Board.

        Mr. DeVries joined the Bank of Lenawee in July of 2003 bringing over 20 years of senior bank management experience to the organization including the positions of Community President at Bank One and was asked to remain on as Community President when Bank One was acquired by Citizens Bank in Ypsilanti, Michigan. A graduate of Central Michigan University, he holds both a B.A. in Marketing and Economics and an MBA in Finance.

        “The Pavilion Bancorp Board of Directors is extremely confident in Rick’s leadership and his commitment to Bank of Lenawee and Pavilion Bancorp, Inc.,” said Mr. Kapnick. “We look forward to further working with Rick on strategic issues designed to enhance shareholder value.”

        Mr. DeVries serves on the Boards of several community organizations including the Adrian Symphony, the Lenawee County United Way, the Washtenaw County Economic Club, and the Bixby Hospital Community Advisory Board. Mr. DeVries resides in Adrian with his wife, Dyana, and their children.

      About Pavilion Bancorp, Inc.
        Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Stifel Nicolaus, of Columbus, Ohio, is the primary market maker in the stock. Investor relations information is available at www.pavilionbancorp.com.